Exhibit 5

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

August 25, 2016

MB Financial, Inc.

800 West Madison Street

Chicago, Illinois 60607

Ladies and Gentlemen:

We have acted as special counsel to MB Financial, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. One on Form S-8 to the Registration Statement on Form S-4 (File No. 333-208966) (as so amended, the “Registration Statement”) of the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 112,550 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), which, as a result of the merger (the “Merger”) effective on August 24, 2016 of American Chartered Bancorp, Inc., an Illinois corporation (“American Chartered”), with and into the Company, are issuable pursuant to awards assumed by Company in the Merger that were made under the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”).  The Registration Statement also registers an indeterminate number of additional shares of Common Stock which may be issuable as a result of a stock split, stock dividend or similar transaction.  We have been requested by the Company to furnish this opinion to be included as an exhibit to the Registration Statement.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Agreement and Plan of Merger, dated as of November 20, 2015, by and between the Company and American Chartered (the “Merger Agreement”), the Registration Statement, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We also have assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and have additionally assumed that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.   We have further assumed that the shares of Common Stock issuable pursuant to the Plan will continue to be duly authorized at the respective times of such issuances.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the shares of Common Stock being so registered will be, when and if issued, sold and paid for in accordance with and as contemplated by the Plan and the Merger Agreement, validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect.  This opinion is limited to the facts bearing on this opinion as they exist on the date of this opinion. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP